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                                                                    EXHIBIT 10.1

                              MANAGEMENT AGREEMENT

       This MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of 1 April 2001 by and between CENTEX DEVELOPMENT COMPANY, L.P., a Delaware limited partnership (the "Partnership"), and CENTEX HOMES, a Nevada general partnership ("Manager").

                                   WITNESSETH

       The Partnership desires to engage the services of Manager to oversee, manage and increase in value the investment of Centex Development Company (UK) Limited, a subsidiary of the Partnership, in Fairclough Homes Group Limited, a United Kingdom house building company ("Fairclough"). Manager desires to accept such engagement, upon the terms and subject to the conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and Manager do hereby agree as follows:

1. Term of Agreement. The initial term of this Agreement shall extend from the date hereof to the close of business on 31 March 2002, provided that this Agreement shall continue thereafter for successive one-year terms unless either the Manager or the Partnership elects to terminate this Agreement upon at least thirty (30) days' written notice to the other party prior to 31 March of any year, and, provided further, that this Agreement may be sooner terminated in accordance with the provisions of
       Section 13 hereof.

2. Management Services. Unless the Partnership shall instruct it otherwise, Manager shall perform the services hereinafter described in this Section 2 with respect to Fairclough.

       a.     Oversight of the Operations of Fairclough.

              i. Enhancement of Value of the Assets of Fairclough. Manager shall use reasonable efforts, working in concert with the employees of Fairclough and of Centex Development Holding Company UK Limited (together the "European Management"), to protect and enhance the value of all assets of Fairclough, including real property, show homes, work in progress, homes under construction, equipment, cash and accounts receivable (the "Assets"). Such efforts shall include, but not be limited to, counseling and participating in strategic planning and the development of (procuring) an annual business plan, and providing oversight of Fairclough operations, including land acquisition and development, construction, warranty repair, marketing, sales and completions.

              ii. Annual Business Plan. During the fourth quarter of each fiscal year while this Agreement is in effect, each fiscal year commencing 1 April and terminating on the following 31 March, Manager will submit to, or will cause (procure) the


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                     submission to, the Partnership for its review and approval of an annual business plan for the upcoming fiscal year. Such annual business plan will be mutually agreed by Manager and Partnership prior to the commencement of the upcoming fiscal year.

              iii. Expansion of Business. Manager shall use reasonable efforts, working in concert with the European Management, to improve and expand the house building operations of Fairclough, and all collateral operations (herein collectively the "Business"). Among other things, management will provide oversight and strategic planning aid to Fairclough, working in concert with European Management, in order to enhance and expand the Business.

              iv. Implementation of Business Plan. The Partnership hereby delegates to Manager full authority, working in concert with European Management, to take all actions necessary to carry out on behalf of the Partnership the annual business plan approved by the Partnership for Fairclough, subject to reacting to unforseen changes in the marketplace and other appropriate business adjustments. Although this Agreement contemplates that Manager will work in concert and in conjunction with European Management, the power delegated to Manager in this Agreement includes the power to direct European Management, within the limits of the delegated power.

       b.     General.

              i. Reporting. Within forty-five (45) days after the end of each calendar quarter, beginning with the quarter ending 30 June 2001, Manager shall prepare and deliver to, or shall cause (procure) to be prepared and delivered to, the Partnership a detailed statement of revenues received and expenditures incurred or paid during the calendar quarter by Fairclough.

                     Within ninety (90) days after the end of each calendar year, Manager shall prepare and deliver to, or shall cause (procure) to be prepared and delivered to, the Partnership a detailed statement of revenues received and expenditures incurred or paid during the calendar year by Fairclough.

                     Manager shall furnish, or shall cause (procure) the furnishing, of such additional information as may be reasonably requested by the Partnership from time to time with respect to the financial, physical or operational condition of Fairclough, the Assets and the Business, including quarterly reports on operations and a comparison of the annual business plan to results actually achieved during each quarter. The foregoing reporting requirements will not alter in any material respect the accounting reporting processes which occur typically within ten (10) working days following the close of each quarter under which Fairclough provides its financial results for inclusion within the financial statements of the Partnership.


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              ii.    Bookkeeping. All bookkeeping, clerical and other general
                     and administrative expenses (including but not limited to costs of office supplies and equipment, data processing services, postage, transportation for managerial personnel, telephone services, hotel accommodation, travel, subsistence, entertaining and other communication services) shall be borne by Manager out of its own funds. Notwithstanding the foregoing, the portion of the bookkeeping, clerical and other general and administrative expenses that is reasonably allocable to the performance by Manager of its duties and obligations under this Agreement shall be borne by the Partnership and shall be paid to Manager upon demand, but not more frequently than every three (3) months. Compensation for such services performed by the Manager, including insurance costs described in
                     Section 11 below, shall be paid directly to Manager from the resources of the Partnership.

              iii. Statutory Compliance. Manager shall perform its duties hereunder in full compliance with all applicable laws and regulations of the United Kingdom and all subparts thereof.

3. Additional Services. Manager shall provide such additional tax, accounting, bookkeeping, clerical, financial reporting, legal and similar services to the Partnership relative to Fairclough as may from time to time be reasonably requested by the Partnership.

4. Authority of Manager to Act on General Instructions. The authority granted to Manager, working in conjunction with the European Management, by the terms of this Agreement shall be deemed to include the authority to take, without further authorization from the Partnership, such specific actions as may be reasonably necessary or appropriate in connection with the performance by Manager of its duties and obligations under this Agreement and the carrying out of the instructions given to it by the Partnership in accordance with this Agreement, notwithstanding the fact that such actions may not have been specifically authorized by the provisions of this Agreement or by the Partnership. However, unless contemplated in the current business plan, Manager may not take any of the following actions without the prior written consent of Partnership:

       a. sell or transfer all or a substantial part of any of the business, assets or undertaking of Fairclough;

       b. resolve that Fairclough be wound up voluntarily in circumstances where such winding up would be a voluntary winding up under the United Kingdom Insolvency Act 1986;

       c. require the employees of Fairclough to devote significant time or attention otherwise than to the business of Fairclough;

       d. allow any goods and/or services purchased by Fairclough to be used otherwise than exclusively for the benefit of Fairclough;


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       e.     consolidate or merge the businesses carried on by Fairclough with any other entity;

       f.     change the Auditors of Fairclough;

       g. allow Fairclough to incur or enter into any agreement or commitment involving any capital expenditure in excess of(pound)500,000 per item and(pound)1,500,000 in aggregate in any one financial year;

       h. increase the indebtedness of Fairclough in excess of(pound)2 million per transaction and in excess of(pound)5 million in aggregate in any one financial year;

       i. allow Fairclough to acquire or agree to acquire or dispose of or agree to dispose of any material asset or material stocks or enter into or amend any material contract or arrangement which in aggregate or per item involves consideration, expenditure or liabilities in excess of (pound)5 million in any one financial year.

       j. allow Fairclough to acquire or agree to acquire any share, shares or other interest in any company, partnership or joint venture (other than the establishment of joint venture management companies) which would have a material impact on Fairclough's business;

       k. except in the ordinary course of its business including, without limitation, normal debt recovery actions, allow Fairclough to initiate, compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute or waive all rights in relation to litigation or arbitration proceedings in excess of (pound)350,000 per action and in excess of (pound)750,000 in aggregate in any one fiscal year;

       l. take any steps directly or indirectly to cause Fairclough to cease carrying on its business or to change the nature of its business in a manner which its directors should reasonably have been aware would have a material adverse effect on the operating profits of the business;

       m. take or omit to take any steps directly or indirectly which would affect (or by omission would affect) adversely the ability of European Management to operate effectively its business during the term of this Agreement or its ability to maximize operating profits from its business.

5. Use of Affiliates. Manager shall have the right to hire any affiliate of Manager or the European Management to perform any services in connection with the operation, management or development of Fairclough, provided, however, that the fees paid to any affiliate of Manager or the European Management for such services shall be similar to fees charged by nonaffiliate entities providing the same or similar services on an arms length basis.

6. Liability of Manager. Manager shall not be liable, responsible or accountable in damages or otherwise to the Partnership for any act performed by Manager on behalf of the Partnership and


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       in a manner reasonably believed by Manager to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership, provided that Manager was not guilty of gross negligence or willful or wanton misconduct with respect to such act.

7. Indemnification. The Partnership shall indemnify, save harmless and defend Manager and each of Manager's partners and its and their shareholders, directors, officers, employees, agents, attorneys, insurers and any affiliate of Manager hired or authorized by Manager pursuant to the terms of this Agreement to perform any services in connection with the operation, management or development of the Assets and the Business (individually, an "Indemnitee") against any and all losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses (including reasonable attorneys' fees), including losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses (including reasonable attorneys' fees) incurred as the result of the NEGLIGENCE OF ANY INDEMNITEE, arising out of or in connection with anything done or omitted by such Indemnitee in connection with the performance by Manager of its duties and obligations under this Agreement, provided that such Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct.

       Manager agrees that if the Partnership defaults under this Agreement, the Partnership's liability under this Agreement will be limited to its interest in Fairclough. Manager waives any rights it may have to seek recourse for such obligations against the partners, members, officers, employees, directors, or shareholders of the Partnership or against any other assets or interests of the Partnership (other than its interest in Fairclough).

       The terms of this Section 7 shall survive, and remain in effect following, the termination of this Agreement.

8. Reimbursement of Manager. Manager shall in no event be required to advance any of its own funds for the payment of the costs and expenses that it is authorized by this Agreement to pay. If, however, Manager shall at any time advance any of its own funds in payment of such costs and expenses (which Manager shall have the right but not the obligation to do), Manager may submit an invoice to the Partnership for the amount of such advance (which invoice shall describe in reasonable detail the costs and expenses so paid by Manager and shall be accompanied by the receipt(s) for such payment), and the Partnership shall pay such amount to Manager within ten (10) days after its receipt of such invoice and accompanying receipts. If the Partnership fails to make such payment within such ten (10) day period, the amount so owing by the Partnership to Manager, if Manager so elects, shall bear interest from and after the day on which Manager paid such costs and expenses on behalf of the Partnership until such amount has been paid in full at a rate equal to the lesser of the prime rate announced or published by Bank of America (or its successor) from time to time or the maximum rate of interest permitted under applicable law.

9. Insurance. Manager may (but shall not be obligated to) maintain, at the expense of the Partnership, a program of insurance approved by the Partnership, which program may include,

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       without limitation, such insurance as Manager shall deem prudent to protect against liability of Manager that may be occasioned by its activities under this Agreement. Manager shall not make any material change in such program of insurance without the prior written consent of the Partnership (which consent shall not be unreasonably withheld or delayed), unless such change does not result in an increase in the potential liability of the Partnership in any respect.

       Unless otherwise specifically authorized by the Partnership, Manager shall obtain the insurance authorized by this Section 10 from the insurance carriers that currently provide similar types of insurance coverage to Centex Corporation and its subsidiary companies, and, to the extent practicable, Manager shall, in lieu of obtaining separate insurance coverage, be added as an insured under the policies constituting the program of insurance maintained by the Partnership (which program, as in effect on the date hereof, is hereby approved by the Partnership for purposes of this Section 10), whether such policies were obtained directly by the Partnership or through Centex Corporation or its subsidiary corporations. Manager shall provide to the Partnership, promptly after obtaining any insurance policy pursuant to this Section 10 (other than a policy under which the Partnership is also an insured), a description, in reasonable detail, of the terms and provisions of such policy.

       Manager shall give written notice to the Partnership of the expiration or anticipated termination of any insurance policy maintained by Manager in connection with its performance of this Agreement at least fifteen (15) days before such expiration or anticipated termination. Manager shall not be liable to the Partnership or its general partner or to any other person for damages, including consequential damages, for its failure to obtain or maintain adequate insurance coverage.

10.    Compensation.

       a. Management Fee. Manager shall receive a fee for its services under this Agreement of $1,000 per month, which shall be paid by the Partnership to Manager within five (5) days after the end of each month.

       b. Additional Compensation. It is understood that all actions taken by Manager pursuant to the provisions of this Agreement shall be on behalf and for the sole benefit of the Partnership and that Manager shall not be entitled to any compensation for such actions except as expressly provided in this Agreement. Notwithstanding the foregoing, the Partnership shall negotiate with Manager from time to time in good faith regarding the payment by the Partnership to Manager of, and shall pay to Manager, reasonable additional compensation for the efforts taken or to be taken by Manager pursuant to the provisions of this Agreement that the parties agree have resulted or will result in the enhancement of the value of the Assets or the Business; provided, however, that any such payments shall be approved in advance by the Board of Directors of 3333 Development Corporation, General Partner of the Partnership.



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11.    Assignment and Subcontracting. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any consent granted by either party to an assignment by the other party shall not be deemed a consent to any subsequent assignment. Notwithstanding the foregoing, Manager may, without the consent of the Partnership, assign and delegate the performance of, and the responsibility for, all but not less than all of the duties and obligations of Manager hereunder to any corporation, firm, joint venture or partnership fifty percent (50%) or more of whose voting stock (or its equivalent) is owned directly or indirectly by, or which is otherwise controlled by, Centex Corporation. Upon execution of any such assignment and delegation, notice thereof in the form of an executed copy of the document or instrument effecting such assignment and delegation shall be delivered promptly by Manager to the Partnership and Manager shall be released from any further obligation or responsibility under this Agreement for the performance of the duties and obligations so assigned and delegated.

12. Termination. This Agreement may be terminated by any of the following methods:

       a. By notice of Manager or Partnership, as provided in Section 1 hereof.

       b.     By written agreement of the parties hereto.

       c. If the Partnership breaches any of the terms of this Agreement, or if Manager breaches any of the terms of this Agreement, then the other party hereto shall give the breaching party written notice of such breach. If the breaching party fails to remedy the breach within thirty (30) days after receiving such notice, the other party may terminate this Agreement.

       d. If either party hereto shall be dissolved and its business terminated, this Agreement shall automatically terminate upon the effectiveness of such dissolution.

       e. By Manager if there is a detachment from Centex Corporation common stock of the ownership interests in the Partnership and 3333 Holding Corporation which are presently held by a nominee for and on behalf of the holders of Centex Corporation common stock, and such stock and ownership interests no longer trade in tandem.

       No termination of this Agreement shall have the effect of terminating Manager's right to collect any amounts owed to it under this Agreement.

       Within ninety (90) days following the termination of this Agreement, Manager shall deliver to the Partnership the originals of all books, accounts and records in its possession or under its control pertaining to Fairclough. The Manager may, at its expense, retain copies of any such documents.



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13.    Notices. Any notice, statement or demand required or permitted to be given under this Agreement shall be in writing and shall be personally delivered, sent by mail, or sent by telegram or telex, confirmed by letter, addressed to the party in the manner and at the address shown below, or at such other address as the party shall have designated in writing to the other party:

       To the Partnership:

              Centex Development Company, L.P.
              c/o 3333 Development Corporation
              2728 N. Harwood
              Dallas, Texas 75201
              Attention: President

       To Manager:

              Centex Homes
              2728 N. Harwood
              Dallas, Texas 75201
              Attention: Chairman and CEO

14. Nature of Relationship. The parties hereto intend that Manager's relationship to the Partnership shall be that of an independent contractor. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Manager and the Partnership or their successors or assigns, and neither Manager nor any officer or employee of Manager shall be considered at any time to be an employee of the Partnership.

15. Amendments. This Agreement cannot be amended, changed or modified except by another agreement in writing, duly signed by both parties hereto.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes in its entirety the Management Agreement previously made between the parties as of 1 October 2000, which agreement is hereby cancelled and terminated.

17. Headings. The section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

18. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

19. Severability. Any provision of this Agreement that is prohibited or unenforceable under the laws of any jurisdiction shall be ineffective in such jurisdiction to the extent necessary to



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       render such provision valid and enforceable, and if such provision cannot be rendered valid and enforceable in such jurisdiction by limitation it shall be ineffective therein. The invalidity or unenforceability of any provision of this Agreement shall not render invalid or unenforceable any other provision of this Agreement.

       IN WITNESS WHEREOF, the Partnership and Manager have duly executed this Agreement as of the day and year first set forth above.

CENTEX DEVELOPMENT COMPANY, L.P.

By 3333 Development Corporation
      General Partner



By: /s/ STEPHEN M. WEINBERG
       Stephen M. Weinberg
       President and CEO


CENTEX HOMES
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By Centex Real Estate Corporation, General Partner


By: /s/ TIMOTHY R. ELLER
       Timothy R. Eller
       Chairman and CEO


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